Exhibit 10.2

Services Agreement

Agreement made this day of April 10, 2008 (“Agreement”) by and among Shift Resources Philippines, Inc., a corporation organized under the laws of the Philippines, with its principal office located at 43 Libertad Street, Mandaluyong City, Philippines (“Shift”), Paper.com, LLC, a limited liability company organized under the laws of the State of Connecticut, with its principal office located at 199 Elm Street, New Canaan, CT 06840 (“Paper”), and IA Global, Inc., a Delaware corporation with its principal office located at 101 California Street, Suite 2450, San Francisco, CA 94111 (“IA Global”).

WHEREAS, Shift currently provides services to Paper including maintenance of Paper’s paper.com website including the data on such website, customer service including processing orders and assisting current and potential end users with questions concerning the website, products on the website, ordering and payment procedures, clerical, accounting and maintenance of Quickbooks accounts, certain marketing initiatives such as Amazon, eBay, email blasts, monitoring and assisting with SEM, and communicating and supporting Paper’s affiliates (collectively “Services”); and

WHEREAS, the ownership and control of Shift has simultaneous with the execution of this Agreement been transferred from Messrs. John A. Engel, III and P. Scott Vallely (collectively the “Control Persons”) to IA Global, as provided in that Share Exchange Agreement between the Control Persons and IA Global; and

WHERAS, Paper is currently controlled by the Control Persons; and

WHEREAS, Paper desires to continue to have Shift provide the Services to Paper, and Shift and IA Global are willing to continue to provide Services to Paper, notwithstanding the change of control of Shift, all in accordance with the terms of this Agreement; and

WHEREAS, Paper is currently controlled by the Control Persons by virtue of such Control Persons owning more than fifty percent (50%) of the membership interests of Paper, but at some future date the Control Persons may cease to be in control of Paper;

NOW THEREFORE, for valuable consideration, Shift, Paper and IA Global agree as follows:

1. Shift shall continue to provide the same scope of Services to Paper and it has been providing prior to the Share Exchange Agreement, commencing with the date of the execution of this Agreement, and continuing until this Agreement is terminated as provided below such date as

2. The Services provided by Shift shall be at least at the level of services provided by Shift to Paper prior to the change of control of Shift from the Control Persons to IA Global.

3. The price charged by Shift to Paper shall equal to the cost of those Services to Shift plus (a) during the first year following the execution of this Agreement an amount equal to three percent (3%) of the cost of such Services, (b) during the second year following the execution of this Agreement and amount equal to ten percent (10%) of the cost of such Services. On or before six hundred (600) days following the execution of this Agreement, Shift and Paper shall negotiate the charges for the Services for the period commencing on the third anniversary of this Agreement and thereafter. The costs shall be calculated in accordance with the method set forth on the spreadsheet attached as Exhibit A. Shift shall not charge Paper an amount which is less favorable to Paper than Shift is charging any other of its clients.

4. During the term of this Agreement, Shift shall provide Paper with evidence to support the cost of the Services, and Paper shall have the right to review the books and records of Shift to confirm such evidence. If Paper’s review of the books and records demonstrates that there is a difference between the costs being used to invoice Paper and the costs determined by the review of the books and records, then Shift shall pay the costs of such review, the charges made by Shift shall be adjusted retroactively to reflect such discrepancy, and Shift shall repay Paper any difference between the actual cost of the services and those amounts invoiced to Paper..

5. In providing the Services to Paper, Shift shall maintain sufficient personnel to fill the job descriptions attached to this Agreement as Exhibit B.

6. This Agreement may be terminated in the following circumstances:

a) Paper shall have the right to terminate this Agreement on thirty (30) days written notice to Shift in the event that

i) the Control Persons, either together or separately, no longer own more than fifty percent (50%) of the membership interests of Paper; or

ii) Paper determines in its sole discretion that the Services being provided by Shift are not satisfactory, however Shift shall be given a cure period of 30 days after notification of any unsatisfactory Services; and

b) Shift shall have the right to terminate this Agreement on thirty (30) days written notice to Shift in the event that Paper fails to make monthly payments for the Services within sixty (60) days of the date of invoice.

7. As the owner of Shift, IA Global guarantees the obligations of Shift under this Agreement.

8. Miscellaneous

(a) This Agreement contains the entire agreement of the parties relating to the provision of Services by Shift to Paper, and supersedes and cancels any prior agreements or negotiations between the parties, whether written or oral.

(b) This Agreement can only be modified or changed by a writing executed by all parties.

(c) This Agreement cannot be assigned or transferred by any of the parties without the prior written consent of the other parties.

(d) This Agreement shall be governed by the law of the state of Delaware.

(e) Notices shall be given by deposit in the United States mail, postage prepaid, by personal or overnight delivery or by facsimile transmission, addressed to the addresses set forth below or to such other address as may be later specified in writing by either party and shall be effective as of the date sent.

(f) Any controversy or claim arising out of or relating to this Agreement, its breach or termination, shall be settled in Delaware by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. In any such proceeding the losing party will pay the legal expenses of the prevailing party.

(g) This Agreement may be executed in more than one counterpart, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

(h) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

IN WITNESS WHEREOF, Shift, Paper and IA Global have executed this Agreement as of the date first written above.

Shift Resources Philippines, Inc.	Paper.com, LLC

By: /s/ P. Scott Vallely P. Scott Vallely	By: /s/ P. Scott Vallely P. Scott Vallely	/s/ John Engel John Engel

IA Global, Inc.

By:	/s/ Derek Schneideman
Derek Schneideman

Paper.com\shift\Services Agreement